UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)) : December 12, 2005
Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street
Middlefield, Ohio	44062-0035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement
     At its December 12, 2005 meeting, Middlefield Banc Corp.’s board of directors took a number of actions affecting officer compensation, including the compensation of President and Chief Executive Officer Thomas G. Caldwell, Executive Vice President and Chief Operating Officer James R. Heslop, II, Chief Financial Officer and Treasurer Donald L. Stacy, and The Middlefield Banking Company’s Senior Vice President Jay P. Giles. Base salary in 2006 for Mr. Caldwell will be $206,000, for Mr. Heslop $155,000, for Mr. Stacy $110,630, and for Mr. Giles $105,500. None of the officers is a party to an employment agreement.
     The board’s Compensation Committee administers Middlefield Banc Corp.’s stock option plan. At its December 6, 2005 meeting the Compensation Committee awarded to ten officers immediately exercisable options to acquire an aggregate of 8,800 shares of Middlefield Banc Corp. common stock at the exercise price of $40.50. Mr. Caldwell and Mr. Heslop were each awarded options to acquire 1,500 shares, Mr. Stacy 1,000 shares, and Mr. Giles 500. The options were made immediately exercisable in 2005 to avoid the SFAS 123(R) compensation expense associated with options vesting over time. Beginning in 2006, all public companies must adopt fair value reporting of stock options under the Financial Accounting Standards Board’s new Statement of Financial Accounting Standards No. 123 (Revised). SFAS 123 (R) requires that the compensation cost relating to share-based payments, including stock option grants, be recognized as an expense in financial statements. Before adoption of SFAS 123 (R), most companies, including Middlefield Banc Corp., accounted for stock options using the intrinsic value method authorized by Accounting Principles Board Opinion No. 25, which generally did not require that a compensation expense be recognized when a stock option is granted unless the option exercise price is less than the stock’s price on the grant date.
     Lastly, the committee moved to continue for 2006 the Annual Incentive Plan, a short-term cash incentive plan initially adopted in 2003 that is designed to reward employees with additional cash compensation if specified objectives are achieved. The objectives are tied to the strategic and financial plans of Middlefield Banc Corp.’s bank subsidiary. The bank-wide performance measures can consist of average equity (ROAE), return on average assets (ROAA), loan growth, deposit growth, efficiency ratio, and net interest margin. Performance measures specific to each individual can also be taken into account. Each employee has pre-determined goals and is provided with a quarterly report of his or her achievement of the goals. For 2006, the only bank-wide performance measure that will apply is ROAE. The Annual Incentive Plan is unwritten, but a summary of the plan is attached as an exhibit.
     The plan may be terminated by the Board at any time. All employees are eligible to receive a payout under the plan. Distributions under the plan are made in the first quarter of the year if the established goals for the preceding year are achieved. If targeted performance is achieved in 2006, Mr. Caldwell could receive a cash bonus in an amount equal to 20% of his base salary, up to 30% of base salary if performance targets are exceeded, or only 10% if performance does not achieve the target but nevertheless satisfies the minimum performance standard. Mr. Heslop could receive a cash bonus in an amount equal to 15% of his salary for achievement of the target, up to 20% if targets are exceeded, or only 10% if performance does not achieve the target but satisfies the minimum performance standard. Messrs. Giles and Stacy could receive a cash bonus ranging from an amount equal to 7.5% of salary if the minimum performance measures are achieved, 10% of salary if targets are achieved, or 12.5% if targets are exceeded.
Item 9.01(d) Exhibits
     10.22 Summary of Annual Incentive Plan
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: December 16, 2005	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and Chief Operating Officer